Exhibit 99.1

NEWS BULLETIN

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

Michael H. Owens,MD,MPH,FACPE,CPE

Tony Rossi

President & CEO	Media Contact
mowens@ivow.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

For Immediate Release

iVOW Completes Acquisition of Sound Health Solutions

CARLSBAD, CA, November 2, 2005 – iVOW, Inc. (NASDAQ: IVOWD), today announced that it has completed its acquisition of Sound Health Solutions (SHS), a Seattle-based healthcare provider specializing in the multidisciplinary medical treatment of obesity.  SHS will operate as a wholly owned subsidiary of iVOW.

“We are very pleased to complete our acquisition of SHS and move forward with our integration plans,” said Dr. Michael Owens, President and CEO of iVOW.  “The addition of SHS’ multidisciplinary clinical model to our bariatric surgical Center of Excellence programmatic approach solidifies the foundation for our chronic and morbid obesity disease management services and products. We are excited about the opportunities for expanding the marketing efforts for SHS’ proven medical treatment model, as well as offering hospitals, payors and employers a comprehensive program that includes robust medical and surgical treatment options.”

iVOW

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.

Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.  iVOW is traded on the NASDAQ SmallCap Market under the stock symbol IVOWD.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the successful integration of the SHS business; our ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services; decisions by Medicare and carriers to provide coverage for bariatric surgical procedures; uncertainties related to our healthcare services business model; and our efforts to maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and our most recent quarterly report on form 10-Q. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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